                                                                     EXHIBIT 4.8




                                 LOAN AGREEMENT

                                     BETWEEN


________________________________________________________________________________

________________________________________________________________________________


                            CITY OF LIGONIER, INDIANA

                                       AND

                          SHARON MANUFACTURING COMPANY


________________________________________________________________________________

________________________________________________________________________________


                                   RELATING TO

                                   $6,300,000
                            CITY OF LIGONIER, INDIANA
                       ECONOMIC DEVELOPMENT REVENUE BONDS
                     (SHARON MANUFACTURING COMPANY PROJECT)
                                   SERIES 1992


                            DATED AS OF JUNE 1, 1992

                                TABLE OF CONTENTS


                                                                                                      Page
ARTICLE I.      DEFINITIONS..........................................................................  3

ARTICLE II.     REPRESENTATIONS......................................................................  5

SECTION 2.1.    Representations by the Company.......................................................  5
SECTION 2.2.    Representations of the Issuer........................................................  9

ARTICLE III.    LOAN AND REPAYMENT................................................................... 11

SECTION 3.1.    Amount and Evidence of Loan.......................................................... 11
SECTION 3.2.    Loan Repayments...................................................................... 11
SECTION 3.3.    Mandatory and Optional Prepayments of the Promissory Note............................ 11
SECTION 3.4.    Additional Payment Obligations of the Company........................................ 12
SECTION 3.5.    Payment of Issuer Expenses........................................................... 13
SECTION 3.6.    Administrative Expenses.............................................................. 13
SECTION 3.7.    Letter of Credit; Alternate Credit Facility.......................................... 13
SECTION 3.8.    Credit for Bonds Surrendered......................................................... 14

ARTICLE IV.     SECURITY INTEREST.................................................................... 15

SECTION 4.1.    Priority and Maintenance of Lien; Recording.......................................... 15
SECTION 4.2.    Further Assurances; After-acquired Property.......................................... 15
SECTION 4.3.    Company Duties Under Indenture....................................................... 15

ARTICLE V.      CONSTRUCTION OF THE PROJECT.......................................................... 16

SECTION 5.1.    Disbursements from the Construction Fund............................................. 16
SECTION 5.2.    Obligation  of the  Company to  Complete  the Project and to Pay Costs in Event
                Construction Fund Insufficient....................................................... 16
SECTION 5.3.    Investment of Construction Fund, Bond Fund and Bond Purchase Fund Moneys............. 16
SECTION 5.4.    Certificate as to Completion......................................................... 17

ARTICLE VI.     USE OF PROJECT, MAINTENANCE, TAXES AND INSURANCE..................................... 18

SECTION 6.1.    Use, Maintenance and Modifications of Project by Company............................. 18
SECTION 6.2.    Taxes, Other Governmental Charges and Utility Charges................................ 18
SECTION 6.3.    Insurance............................................................................ 19

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                                                                                                      Page
ARTICLE VII.    DAMAGE, DESTRUCTION AND CONDEMNATION................................................. 20

ARTICLE VIII.   SPECIAL COVENANTS.................................................................... 21

SECTION 8.1.    Unconditional Obligation............................................................. 21
SECTION 8.2.    Right of Access to the Project....................................................... 21
SECTION 8.3.    Maintenance of Corporation Existence and Qualification............................... 21
SECTION 8.4.    Granting Easements................................................................... 22
SECTION 8.5.    Covenant as to Non-Impairment of Tax-Exempt Status................................... 22
SECTION 8.6.    Indemnity, Expenses.................................................................. 23

ARTICLE IX.     ASSIGNMENT, LEASING, EQUIPMENT....................................................... 25

SECTION 9.1.    Transfer, Assignment and Leasing..................................................... 25
SECTION 9.2.    Substitution and Removal of Machinery and Equipment.................................. 25
SECTION 9.3.    Installation of Company's Own Machinery and Equipment................................ 26

ARTICLE X.      EVENTS OF DEFAULT AND REMEDIES....................................................... 27

SECTION 10.1.   Events of Default.................................................................... 27
SECTION 10.2.   Remedies on Default.................................................................. 28
SECTION 10.3.   No Remedy Exclusive.................................................................. 28

SECTION 10.4.   Agreement to Pay Attorneys' Fees and Expenses........................................ 29
SECTION 10.5.   No Additional Waiver Implied by One Waiver........................................... 29

ARTICLE XI.     PAYMENT OF SURPLUS BOND PROCEEDS FROM THE BOND FUND.................................. 30

SECTION 11.1.   Surplus Bond Proceeds................................................................ 30

ARTICLE XII.    THE BONDS............................................................................ 31

SECTION 12.1.   Issuance of the Series 1992 Bonds.................................................... 31
SECTION 12.2.   Additional Bonds..................................................................... 31
SECTION 12.3.   Compliance with Indenture............................................................ 31
SECTION 12.4.   Consent to Issuer's Pledge........................................................... 31
SECTION 12.5.   Rights of Trustee Hereunder.......................................................... 31
SECTION 12.6.   Amendments to Indenture and this Agreement........................................... 32

                                                                                                      Page

ARTICLE XIII.   MISCELLANEOUS........................................................................ 33

SECTION 13.1.   Amounts Remaining in Funds........................................................... 33
SECTION 13.2.   Rights of the Bank................................................................... 33
SECTION 13.3.   Notices.............................................................................. 33
SECTION 13.4.   Bondholders' Action.................................................................. 34
SECTION 13.5.   Binding Effect....................................................................... 34
SECTION 13.6.   Severability......................................................................... 35
SECTION 13.7.   Captions............................................................................. 35
SECTION 13.8.   Interpretation....................................................................... 35
SECTION 13.9.   Execution in Counterparts............................................................ 35

                                 LOAN AGREEMENT


         THIS LOAN AGREEMENT is entered into as of June 1, 1992, between the CITY OF LIGONIER, INDIANA, (the "Issuer"), a municipal corporation organized under the laws of the State of Indiana and SHARON MANUFACTURING COMPANY, a Michigan corporation (the "Company").

         WHEREAS, the Indiana Code Title 36, Article 7, Chapters 11.9 and 12, as amended (the "Act"), declares that the financing of economic development facilities constitutes a public purpose; and

         WHEREAS, the Company has applied to the Issuer for a Loan (as hereinafter defined) of $6,300,000 to finance the Costs of the Project (as hereinafter defined); and

         WHEREAS, the Issuer has determined that granting the Loan request by the Company and issuing the Series 1992 Bonds (as hereinafter defined) will promote and serve the intended purposes of and in all respects will conform to the provisions and requirements of the Act; and

         WHEREAS, the Issuer and the Company desire to set forth the terms and conditions of the Loan;

                                GRANTING CLAUSES

         In consideration of the loan of the proceeds of the Series 1992 Bonds to be made by the Issuer, the acceptance of the Series 1992 Promissory Note attached as Exhibit C hereto (the "Promissory Note") by the Issuer, and of other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, and in order to secure the payment of the principal of, premium, if any, and interest payable on the Promissory Note, any additional notes issued hereunder and any notes issued in substitution therefore (herein collectively referred to as the "Notes") and the performance of all the covenants of the Company contained herein, the Company has executed and delivered this Loan Agreement and by these presents does grant a security interest to the Issuer and its successors forever, in all the Company's right, title, and interest in, to and under any and all of the following described property (herein called the "Trust Estate");

                                   DIVISION I

         Any and all property of every kind and nature from time to time hereafter, by delivery or by writing of any kind, conveyed, pledged or transferred for and as additional security hereunder by the Company or by anyone on its behalf to the Issuer or the Trustee, including without limitation, funds of the Company, other than those on deposit in the Rebate Fund, held by the Trustee as security for the Bonds;

                                   DIVISION II



         All moneys and securities other than those on deposit in the Rebate Fund, from time to time held by the Issuer or the Trustee under the terms of this Agreement or the Indenture;

         TO HAVE AND TO HOLD all and singular the above-described Trust Estate, whether now owned or hereafter acquired, unto the Issuer, its successors and assigns forever, provided, however, that this Agreement is executed upon the express condition that if the Company shall pay or cause to be paid all indebtedness secured hereby and shall keep, perform and observe all and singular the covenants and promises expressed in the Note and in this Agreement, to be kept, performed and observed by the Company, then this Agreement and the rights granted hereunder shall cease, determine and be void; otherwise to remain in full force and effect.

         NOW, THEREFORE, in consideration of the premises and of the covenants and undertakings herein expressed, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         All terms used herein which are defined in the Indenture identified below shall have the meanings set forth, which definitions are by this reference incorporated herein and made a part of this Agreement. In addition to the terms elsewhere defined in this Agreement, the words "this Agreement" as used herein shall mean this Loan Agreement and the following terms used in this Agreement unless the context indicates a difference meaning or intent and such definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

         "Completion Date" means the date of completion of the Project, as set forth in a completion certificate delivered pursuant to Section 5.4 hereof.

         "Costs of the Project" means (a) obligations of the Issuer or the Company incurred, or reimbursement to the Company, for labor and to contractors, builders and materialmen in connection with the acquisition, construction and installation of the Project; (b) the cost of contract bonds and of insurance of all kinds that may be required or necessary during the course of acquisition of the Project which is not paid by the contractor or contractors or otherwise provided for; (c) all costs of architectural and engineering services, including estimates and supervising acquisition, as well as for the performance of all other duties required by or consequent upon the proper acquisition and construction of the Project; (d) Issuance Costs; (e) all other costs which the Company shall be required to pay, under the terms of any contract or contracts, for the acquisition, construction and installation of the Project; (f) interest allocable to the Series 1992 Bonds and property taxes through the Completion Date; (g) all other costs relating to the Project to the extent that (i) such costs are eligible for payment under the Act, including, but not limited to, all such costs described in attached Exhibit B, and (ii) payment of such costs will not cause the interest on the Series 1992 Bonds to be included in gross income for federal income tax purposes; and (h) other costs of a nature comparable to those described in clauses (a) through (g) above which the Company shall be required to pay as a result of the damage, destruction, condemnation or taking of the Project or any portion thereof.

         "Indenture" means the Trust Indenture dated as of June 1, 1992 between the Issuer and the Trustee, as the same may be amended or supplemented from time to time as permitted thereby.

         "Issuance Costs" means items of expense payable or reimbursable directly or indirectly by the Issuer or the Company and related to the authorization, sale and issuance of the Series 1992 Bonds and authorization and execution of this Agreement which items of expense shall include, but not be limited to, application fees and expenses, publication costs, printing costs, costs of reproducing documents, filing and recording fees, Bond Counsel and Counsel fees, costs of credit ratings, initial fees of the Trustee, Placement Agent fees, charges for execution, transportation and safekeeping of the Series 1992 Bonds and related documents, and other costs, charges and fees in connection with the foregoing.

         "Land" means that certain parcel of land described on Exhibit F attached hereto.

         "Loan" means the Loan made pursuant to Section 3.1 of this Agreement.

         "Loan Repayments" means all amounts required to be paid by the Company to the Trustee as the assignee of the Issuer pursuant to the Promissory Note and
Section 3.2 of this Agreement.

         "Principal User" means a principal user of the Project as such term is used in Section 144(a) of the Code.

         "Project" means the acquisition, construction and equipping of a manufacturing facility, all as more fully described in attached Exhibit D.

         "Promissory Note" means the promissory note given by the Company pursuant to this Agreement, in the form of attached Exhibit C, as the same may be amended, modified or supplemented in accordance with the terms hereof.

         "Requisition Certificate" means a certificate in the form of attached Exhibit B delivered pursuant to Section 5.1 hereof.

         "Series 1992 Bonds" means the City of Ligonier, Indiana Economic Development Revenue Bonds (Sharon Manufacturing Company Project), Series 1992 issued in the aggregate principal amount of $6,300,000.

         "Trustee" means Fort Wayne National Bank or any successor appointed under the Indenture.

                               (End of Article I)

                                   ARTICLE II.

                                 REPRESENTATIONS

         SECTION 2.1. Representations by the Company. As an inducement to the Issuer to issue the Series 1992 Bonds and to make the Loan to the Company, the Company makes the following representations, warranties and covenants:

         (a) The Company is a corporation duly organized and existing under the laws of the State of Michigan and is duly authorized to transact business as a foreign corporation in the State of Indiana.

         (b) There are no actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company, except as set forth in the General Certificate of the Company in any court or before any governmental authority or arbitration board or tribunal which, if determined adversely to the Company, would materially and adversely affect the transactions contemplated by this Agreement, the Pledge Agreement, the Promissory Note, the Reimbursement Agreement or the Indenture or which, in any way, would materially and adversely affect the enforceability or validity of the Series 1992 Bonds, the Indenture, the Reimbursement Agreement, the Pledge Agreement, the Promissory Note or this Agreement or the ability of the Company to perform its obligations under this Agreement.

         (c) The execution, delivery and performance of this Agreement, the Pledge Agreement, the Promissory Note and the Reimbursement Agreement and the compliance by the Company with all of the provisions hereof and thereof are within its corporate powers, have been duly authorized by corporate action, and are not in contravention of law or of the terms of the Company's Articles of Incorporation or By-Laws, or any unwaived provision of any mortgage, deed, instrument or undertaking to which the Company is a party or by which it or its property is bound.

         (d) This Agreement, the Pledge Agreement, the Promissory Note and the Reimbursement Agreement are valid, binding and enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity.

         (e) The Company has obtained all licenses, permits and approvals necessary and obtainable as of the Issue Date for the ownership or conduct of its business on the Land, including the ownership and utilization of the Project thereon and such other transactions as are contemplated by this Agreement, the Indenture, the Pledge Agreement, the Promissory Note and the Reimbursement Agreement.

         (f) The financing, acquisition, construction and completion of the Project is expected to result in an increase of the productivity of the Company and the creation of ninety (90) new jobs.

         (g) The Company intends to cause the Project to operate at all times during the term of this Agreement so as to qualify as an "economic development facility" as defined in the Act.

         (h) The Project will be acquired and constructed in such manner as to conform with all applicable zoning, planning, environmental and other regulations of governmental authorities having jurisdiction of the Project; all necessary utilities are or will be available to the Project; and the Company has obtained or caused to be obtained, or will obtain or cause to be obtained, all requisite zoning, planning, environmental and other permits necessary for the acquisition and construction and the use contemplated for the Project.

         (i) None of the proceeds of the Bonds shall be applied to any costs of the acquisition or construction of the Project which were paid or incurred (within the meaning of Section 103 of the Code) prior to the inducement resolution adopted by the Issuer with respect to the Project on December 16, 1991.

         (j) No bonds as described in Section 144(a)(2) of the Code have been issued by any state, political subdivision, district, public body, agency, authority, commission or instrumentality, the proceeds of which have been or will be used with respect to facilities located within the unincorporated are of Noble County, Indiana, the Principal User of which is the Company or a Related Person as defined in Section 144(a)(3) of the Code.

         (k) The Project constitutes land or property of a character subject to the allowance for depreciation provided by the Code, and at least 95% of the net proceeds of the Series 1992 Bonds are being used to acquire property of such character and subject to such allowance.

         (l) The amount of Issuance Costs financed from the proceeds of the sale of the Series 1992 Bonds shall not exceed 2% of the proceeds of the Series 1992 Bonds.

         (m) The Company has supplied the Issuer in its Tax Representation Certificate the estimates of the Costs of the Project, the Completion Date and periods of usefulness of the Project. The Company hereby warrants that such estimates were made in good faith and are fair, reasonable and realistic based upon information known to the Company as of the Issue Date.

         (n) There are no other bonds described in Section 144(a) of the Code which have been issued, or are contemplated to be issued, pursuant to Section 144(a) of the Code (or its predecessor provision), for the benefit of the Company or any Related Person to the Company and which (i) were or are to be sold within 31 days of the Issue Date; (ii) were or are to be sold pursuant to a common plan of marketing as of the marketing plan for the Series 1992 Bonds;
(iii) were or are to be sold at substantially the same rate of interest as the interest rate on the

Series 1992 Bonds; and (iv) are payable directly or indirectly by the Company or from the source from which the Series 1992 Bonds are payable.

         (o) The information furnished by the Company and used by the Issuer in preparing the Form 8038, Information Return for Private Activity Issues, which has been filed by or on behalf of the Issuer with the Internal Revenue Service in Philadelphia, Pennsylvania pursuant to Section 149)e) of the Code, was true and complete as of the date of filing of said Form 8038.

         (p) The average maturity of the Series 1992 Bonds does not exceed 120% of the average reasonably expected economic life of the components compromising the Project, as determined pursuant to Section 147(b) of the Code.

         (q) No more than 25% of the net proceeds of the Series 1992 Bonds will be used to provide a facility the primary purpose of which is retail food and beverage services, automobile sales or service, or the provisions of recreation or entertainment. No portion of the net proceeds of the Series 1992 Bonds will be used to provide any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility, racetrack, airplane, skybox or other private luxury box, health club facility, facility primarily used for gambling, store the principal business of which is the sale of alcoholic beverages for off premises consumption or residential real property for family units.

         (r) Less than 25% of the net proceeds of the Series 1992 Bonds will be used to acquire land. No portion of the proceeds of the Series 1992 Bonds will be used to acquire land (or an interest therein) to be used for farming purposes.

         (s) The sum of the authorized face amount of the Series 1992 Bonds allocable to each test-period beneficiary (as defined in Section 144(a)(10)(D) of the Code) plus the respective aggregate face amount of all tax-exempt facility related bonds (as defined in Section 144(a)(10)(B) of the Code) presently outstanding which are allocable to each such test-period beneficiary does not exceed $40,000,000.

         (t) The Project does not consist of a portion of a single building, enclosed shopping mall or strip of offices, stores or warehouses using substantial common facilities with any other portion or portions of such property (of which the Project is a part) and where any such other portions are or will be financed with qualified bonds the interest in which is excluded from gross income for federal income tax purposes under Section 103(a) of the Code.

         (u) The payment of principal or interest with respect to the Series 1992 Bonds is not guaranteed in whole or in part by the United States or any agency or instrumentality thereof. The Series 1992 Bonds are not issued as part of an issue a significant portion of the proceeds of which are to be used in making loans the payment of principal or interest with respect to which are to be guaranteed in whole or in part by the United States or any agency or instrumentality thereof, or invested directly or indirectly in federally insured deposits or accounts. The payment of principal or interest on the Series 1992 Bonds is not otherwise indirectly guaranteed in whole or in part by the United States or any agency or instrumentality thereof within the meaning of Section 149(b) of the Code.

         (v) The Company will comply with the provisions of Section 148 of the Code applicable to the Series 1992 Bonds.

         (w) The Company will not make any payments, or agreements to pay, to any party other than the United States an amount that is required to be paid to the United States under the rebate requirements under Section 148(f) of the Code by entering into any transaction that reduces the amount required to be paid to the United States because such transaction results in a smaller profit or a larger loss than would have resulted if the transaction had been at arm's length and had the yield on the Series 1992 Bonds not been relevant to either party. The Company will not acquire with Series 1992 Bond proceeds any certificate of deposit, investment contract, or any other type of investment that does not comply with the provisions of the Code.

         (x) No event has occurred and no condition exists with respect to the Company that would constitute an "Event of Default" under this Agreement or that, with the lapse of time or the giving of notice or both, would become an "Event of Default" under this Agreement.

         (y) At least 95% of the proceeds of the Series 1992 Bonds will be used to finance a "manufacturing facility" within the meaning of Section 144(a)(12)(C) of the Code, and no more than 25% of the net proceeds of the Series 1992 Bonds will be used to finance facilities that are "directly related an ancillary" thereto within the meaning of Section 144(a)(12)(C) of the Code. For this purpose, the term "manufacturing facility" means any facility which is used in the manufacturing or production of tangible personal property (including the processing resulting in a change in the condition of such property). Manufacturing facilities do not include an office unless such office is located on the premises of the manufacturing facility and not more than a de minimus (5%) portion of the functions to be performed at such office is not directly related to the day-to-day operations at such facility. Manufacturing facilities do not include storage facilities for raw materials, work in process, or finished goods or other materials unless such storage facilities are located on the premises of the manufacturing facility and are directly related to a manufacturing activity conducted at such facility as opposed to a warehousing, distributing, wholesaling, retailing or other non-manufacturing activity.

         (z) We will not knowingly participate in the sale pursuant to a common plan of marketing of the Series 1992 Bonds in connection with any other tax-exempt bonds which will be sold at substantially the same time (i.e., within the next 31 days) and share common or pooled security, including particularly a letter of credit issued by NBD Bank, N.A. For purposes of this paragraph a common plan of marketing means any situation where obligations are sold under the same Indenture or the same Private Placement Memorandum pursuant to which the Series 1992 Bonds were issued and offered for sale, respectively, or when the purchase of one obligation is conditioned on the purchase of another obligation by the same holder or group of holders.

         SECTION 2.2. Representations of the Issuer. The Issuer makes the following representations and warranties:

         (a) The Issuer is a municipal corporation organized under the laws of the State and is authorized and empowered by the provisions of the Act and the ordinance authorizing the issuance of the Bonds to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder, and by proper action of its governing body had been duly authorized to execute and deliver this Agreement. The Project constitutes an "economic development facility" within the meaning of the Act.

         (b) The Issuer has performed all duties, undertaken all acts, made all findings and held all hearings prerequisite to the adoption of the Bond Ordinance and the issuance of the Bonds.

         (c) Heretofore the Issuer and the Company did agree that the Issuer would finance the Costs of the Project. The Company has estimated that the aggregate amount thereof will not be less than $6,300,000, and on that basis the Issuer now proposes to issue its Bonds in the aggregate principal amount of $6,300,000, which Bonds will be dated, mature and bear interest as set forth in the Indenture, and which Bonds will be subject to redemption and purchase at the times and the prices set forth in the Indenture, in order to finance the Costs of the Project.

         (d) The Bonds are to be issued under and secured by the Indenture, pursuant to which certain of the Issuer's interests in this Agreement, and the revenues and receipts to be derived by the Issuer pursuant to this Agreement, will be pledged and assigned to the Trustee as security for payment of the principal or purchase price of, premium, if any, and interest in this Agreement, or the revenues and receipts derived pursuant to this Agreement, excepting Unassigned Rights, other than to the Trustee under the Indenture to secure the Bonds.

         (e) The Issuer finds and determines that the financing of the Costs of the Project is in the public interest and in compliance with the purposes and provisions of the Act.

         (f) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflicts with or results in a breach of the terms, conditions or provisions of any restriction, agreement or instrument to which the Issuer is a party, or by which it or any of its property is bound, or constitutes a default under any of the foregoing.

         (g) The Issuer covenants not to purchase any of the Bonds at any time that the Letter of Credit is available to be drawn therefor.

         (h) No member of the Common Council of the Issuer has a pecuniary interest in any employment, contract or agreement related to the transactions contemplated by this Agreement, except as disclosed by such member in accordance with the Act. No member of the Common

Council of the Issuer has a pecuniary interest in any property required for the acquisition, construction and installation of the Project.

                               (End of Article II)

                                  ARTICLE III.

                               LOAN AND REPAYMENT

         SECTION 3.1. Amount and Evidence of Loan. Concurrently with the issuance and delivery of the Series 1992 Bonds, the Issuer shall make and the Company shall receive the Loan in the principal sum of $6,300,000. The proceeds of the Loan shall be used to make a deposit of $6,300,000 to the Construction Fund for payment of the Costs of the Project to be disbursed in accordance with
Section 5.1 hereof. The Loan shall be evidenced by the Promissory Note.

         SECTION 3.2. Loan Repayments. On or before each date on which a payment of principal, premium, if any, or interest is due on the Bonds, whether by acceleration or otherwise, and until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provided for as set forth in
Article V of the Indenture, the Company shall pay, or cause to be paid, to the Trustee, in immediately available funds for deposit in the Bond Fund, the Loan Repayments, including the amounts payable as principal of, premium, if any, and interest due on the Bonds on such date, less any Eligible Funds held by the Trustee in the Bond Fund and required to be applied to the payment of such principal, premium, if any, and interest on such date.

         Notwithstanding any provision in this Section 3.2 to the contrary, if the Letter of Credit is outstanding and drawings may be made thereunder for the purpose of making payments with respect to the principal of, premium, if any, and interest due on the Bonds which are required to be made pursuant to this
Section 3.2, such payments shall be made on such dates on behalf of the Company by the Trustee with funds drawn by the Trustee under the Letter of Credit pursuant to clause (i) of Section 309(a) of the Indenture, and no additional payments shall be due or paid by the Company hereunder with respect to the payment of principal of, premium, if any, or interest on such Bonds to the extent that funds are so drawn on the Letter of Credit and applied by the Trustee for such payment on such dates. The Company shall have the right to presume payment by the Bank under the Letter of Credit or any Alternate Credit Facility which shall be in effect at said times unless the Company receives by 1:00 p.m., Detroit, Michigan time, written notice from the Trustee by telecopier (confirmed by telephone) that such payment has not been received by the Trustee by 12:00 noon, Detroit, Michigan time.

         SECTION 3.3. Mandatory and Optional Prepayments of the Promissory Note. The Company shall have the option to prepay the Promissory Note in whole or in part, at any time and from time to time, in increments of principal of $100,000 during the Variable Rate Period or $5,000 during the Fixed Rate Period and direct the redemption of the corresponding amount of Series 1992 Bonds then outstanding on such dates and pursuant to the provisions and limitations, and upon payment of any required premium, set forth in Section 217(a) of the Indenture.

         The Company shall be obligated to prepay the Promissory Note at such times in order to enable the Trustee to redeem all or a portion of the Series 1992 Bonds as required in Sections 217(b), (c) and (d) of the Indenture.

         In the event the Company repays or prepays Loan Repayments and other amounts owing to the Trustee under this Agreement and the Indenture and to the Bank under the Reimbursement Agreement in such a manner so as to permit the Security to be released from the lien of the Indenture in accordance with
Article V of the Indenture, then the Loan shall be deemed fully repaid and this Agreement and the Promissory Note shall be cancelled on the date on which the Security is so released. To confirm such cancellation, the Company shall have the right to require the Trustee to cancel the Promissory Note and execute any further reasonable evidence of cancellation on the date the Security is so released.

         In the event of any optional prepayment of the Promissory Note, on or before the date set for redemption of the Series 1992 Bonds to be redeemed in connection therewith, the Company shall deposit, or cause to be deposited from a draw on the Letter of Credit, in the Bond Fund with the Trustee immediately available Eligible Funds which, when added to Eligible Funds on hand with the Trustee, are sufficient to pay the principal of, premium, if any, and interest on the Series 1992 Bonds and to pay all fees, costs, and expenses of the Issuer and Trustee specified in Sections 3.5, 3.6, 6.4, 8.6, and 10.4 accruing through the date set for redemption of the Series 1992 Bonds (provided that no moneys derived from a draw on the Letter of Credit shall be used to pay such fees, costs and expenses of the Issuer or the Trustee).

         SECTION 3.4. Additional Payment Obligations of the Company. The Company agrees to pay, or cause to be paid, to the Trustee, for deposit in the Bond Purchase Fund, on or before each Optional Tender Date and on the Conversion Date and on each Mandatory Purchase Date, an amount sufficient, together with any moneys then held by the Trustee in the Bond Purchase Fund and available for such purpose under Section 403 of the Indenture, to enable the Trustee to pay the Purchase Price of all Bonds to be purchased on such date pursuant to Section 205 of the Indenture at the price specified therein; provided, however, that if the Letter of Credit is outstanding and drawings may be made thereunder for such purpose, payments with respect to the Purchase Price of the Bonds on such date which are required to be made by the Company under this Section 3.4 shall be made on behalf of the Company by the Trustee with funds drawn by the Trustee under the Letter of Credit pursuant to clause (ii) of Section 309(a) of the Indenture, and no additional payments shall be due or paid by the Company hereunder with respect to the Purchase Price of such Bonds to the extent that funds are so drawn under the Letter of Credit for the payment of the Purchase Price of Bonds purchased on such date. Anything herein to the contrary notwithstanding, if on any Optional Tender Date or Mandatory Purchase Date or on the Conversion Date the amount theretofore paid by or on behalf of the Comapny hereunder together with the amount theretofore drawn under the Letter of Credit is, for any reason, insufficient to pay the Purchase Price of the Bonds being tendered on such date as provided in the Indenture, the Company hereby agrees to immediately pay an amount equal to such deficiency to the Trustee as its corporate trust office in lawful money of the United States of America and such payment shall be made at such times as are necessary so that sufficient funds will be available at such times as are necessary to pay the Purchase Price of the Bonds tendered under the Indenture at the times and in the manner contemplated by the Indenture.

         SECTION 3.5. Payment of Issuer Expenses. The Company shall pay, within 10 days of demand therefor, the reasonable expenses of the Issuer related to the Project, or incurred by the Issuer in performing or enforcing the provisions of this Agreement or the Indenture.

         SECTION 3.6. Administrative Expenses. The Company shall pay, or cause to be paid, an amount equal to (i) the reasonable fees and charges of the Trustee for services rendered as Trustee under the Indenture and its reasonable expenses incurred as Trustee under the Indenture, as and when the same become due, including the reasonable fees of its counsel and (ii) the reasonable fees and charges of the Placement Agent for acting as Placement Agent under the Indenture, as and when the same become due, including the reasonable fees of its Counsel.

         SECTION 3.7. Letter of Credit; Alternate Credit Facility. The Company shall cause the Original Letter of Credit to be delivered to the Trustee on or before the Issue Date. The Original Letter of Credit shall terminate no earlier than the earliest of (i) the payment in full by the Bank of funds authorized to be drawn thereunder, (ii) payment in full of the Series 1992 Bonds pursuant to the provisions of the Indenture, as certified by the Trustee to the Bank, (iii) 5 p.m., Detroit, Michigan time, on June 15, 1997 (subject to extensions) or (iv) the fifth day following the Conversion Date.

         The Company shall have the right (but is not obligated) to arrange for the renewal, reissuance or extension of any Letter of Credit. Any renewal, reissuance or extension shall be for a period of at least one year and shall expire on a June 15.

         At any time upon at least 45 days prior written notice to the Trustee, the Company may, at its option, provide for delivery of an Alternate Credit Facility which shall be effective on the date such Alternate Credit Facility is accepted by the Trustee in accordance herewith. Any Alternate Credit Facility shall have the same terms as the Original Letter of Credit, except that such Alternate Credit Facility shall be for a period of at least one year and shall expire on a June 15. On or before the date of delivery of any Alternate Credit Facility to the Trustee, as a condition of acceptance of any Alternate Credit Facility by the Trustee, the Company shall furnish to the Trustee (i) an opinion of bond Counsel stating that the delivery of such Alternate Credit Facility is authorized under and complies with this Section 3.7, and (ii) an opinion of Counsel stating that the Alternate Credit Facility is a binding and enforceable obligation of the issuer thereof (except as enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors rights generally and (B) the availability of equitable remedies, including specific performance and injunctive relief), and that payments thereunder will not constitute a voidable preference under the United States Bankruptcy Code (in the event of bankruptcy, insolvency or reorganization of the Issuer, the "Company" or any "insider" of the Company). In the case of an Alternate Credit Facility issued by a branch or agency of a foreign commercial bank there shall also be delivered an opinion of Counsel satisfactory to the Trustee and licensed to practice law in the jurisdiction in which the head office of such bank is located, to the effect that the Alternate Credit Facility is the legal, valid and binding obligation of such bank enforceable in accordance with its terms.

         SECTION 3.8. Credit for Bonds Surrendered. The Company shall have the right to surrender Bonds, other than Bonds pledged to the Bank pursuant to the Pledge Agreement, acquired by it to the Trustee. Bonds so surrendered shall be forthwith cancelled and the principal amount thereof shall be applied as credits with respect to the Loan Repayments due and payable on the respective maturity dates on such Bonds. Further, with respect to the amounts credited resulting from Bonds surrendered, interest due on said amounts credited shall cease to accrue on the date on which said amount is credited. The Trustee shall provide the Bank with a certificate for the reduction of the amounts available to be drawn under the Letter of Credit as a result of such payments in accordance with the terms of the Letter of Credit.

                              (End of Article III)

                                   ARTICLE IV.

                                SECURITY INTEREST

         SECTION 4.1. Priority and Maintenance of Lien; Recording. This Agreement shall constitute a security interest in the Trust Estate and shall be superior to any other lien. The Company will, at its expense, take all necessary action to maintain and preserve the security interest of this Agreement so long as the Promissory Note is outstanding. The Company will, forthwith after the execution and delivery of this Agreement and thereafter from time to time, cause this Agreement and any financing statements in respect thereof to be filed, registered and recorded in such manner and in such places as may be required by law in order to publish notice of and fully to protect the security interest hereof upon the Trust Estate; and from time to time will perform or cause to be performed any other act as provided by law and will execute or cause to be executed any and all continuation statements and further instruments that may be requested by the Issuer or Trustee for such publication and protection. The Company will pay or cause to be paid all filing, registration and recording fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgement of such instruments of further assurance, and all federal or state fees and other similar fees, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of this Agreement and such instruments of further assurance.

         SECTION 4.2. Further Assurances; After-acquired Property. The Company will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers and assurances as the Issuer or Trustee reasonably may require for the better assuring, assigning and confirming unto the Issuer and the Trustee all and singular the Trust Estate as now or hereafter constituted.

         SECTION 4.3. Company Duties Under Indenture. The Company agrees to perform all matters provided by the Indenture to be performed by the Company and to comply with all provisions of the Indenture applicable to the Company.


                               (End of Article IV)

                                   ARTICLE V.

                           CONSTRUCTION OF THE PROJECT

         SECTION 5.1. Disbursements from the Construction Fund. Moneys in the Construction Fund shall be used for payment of the Costs of the Project and for the other purposes set forth in this Agreement, but for no other purposes. The Trustee shall not be obligated to make any disbursement to the Company out of the Construction Fund upon the occurrence and continuation of an Event of Default under Section 10.1 hereof.

         Each of the payments to be made for Costs of the Project as herein provided shall be made only upon delivery to the Trustee of a Requisition Certificate signed by an authorized officer of the Company. The Company shall deliver or cause to be delivered to the Trustee, (i) an itemization of Costs of the Project in sufficient detail to evidence the incurring of the costs thereof, and (ii) such other documentation as the Trustee may reasonably request. All requests for payment under this Section 5.1 will be honored within 5 business days of meeting the requirements of this Section, to the extent monies are available therefor.

         SECTION 5.2. Obligation of the Company to Complete the Project and to Pay Costs in Event Construction Fund Insufficient. The Company hereby agrees to substantially complete the Project on or before June 12, 1995 or such other date acceptable to the Bank. If requested, the Company shall make available to the Issuer, the Bank and the Trustee such information concerning the Project as any of them may reasonably request. The Company may revise the Project, provided, however, that the Project shall not be materially altered in scope, character, value or operation without the prior witness consent of the Issuer, the Trustee and the Bank, and provided, further, that the expenditure of moneys for the Project as modified is permitted by the Act and will not impair the exclusion of interest on the Bonds from gross income for federal income tax purposes.

         In the event the moneys in the Construction Fund are insufficient to complete the Project and to pay all costs, fees and expenses in connection therewith, the Company nevertheless agrees to substantially complete the Project on or before the date and in the manner specified above, and promptly to pay all such costs, fees and expenses. The Issuer does not make any warranty, either express or implied, that the moneys which will be paid into the Construction Fund will be sufficient to pay the entire amount of such costs, fees and expenses of the Project. The Company shall not be entitled to any reimbursement from the Issuer or the Trustee, on account of its payment of any such excess costs, fees and expenses, nor shall it be entitled to any diminution in or postponement of any payment required hereunder or under the Promissory Note.

         SECTION 5.3. Investment of Construction Fund, Bond Fund and Bond Purchase Fund Moneys. Any moneys held in the Construction Fund, Bond Fund or Bond Purchase Fund shall, pending disbursement and upon written request of the Company or upon oral request of the Company later confirmed in writing, be invested only in Permitted Investments in accordance with the provisions of Section 406 of the Indenture, all at such maturities, rates of interest and other specifications as the Company may indicate in its request to the Trustee. The investments shall mature not later than the respective dates estimated by the Company when the moneys in such Funds shall be needed for the purposes provided in this Agreement and the Indenture, but should the cash balance in a Fund be insufficient for such purpose, the Trustee is authorized to sell the necessary portion of such investments to meet that purpose. Recognizing that such investments shall be made at the written direction of the Company, the Issuer agrees to cooperate with the Company and the Company covenants that it will restrict the use of the proceeds of the bonds (and any other funds or moneys which may be deemed to be proceeds of the Bonds pursuant to Section 148(a) of the Code), in such manner and to such extent, if any, as may be necessary, after taking into account reasonable expectations at the time the Bonds are issued, so that the Bonds will not constitute "arbitrage bonds" under Section 148(a) of the Code.

         SECTION 5.4. Certificate as to Completion. The Completion Date of the Project and the payment of Costs of the Project shall be evidenced to the Trustee, the Bank and the Issuer by a completion certificate signed by the Company substantially in the form of attached Exhibit A. All Surplus Bond Proceeds shall be transferred to the Bond Fund to be applied by the Trustee in the manner provided in Section 11.1 hereof.


                               (End of Article V)

                                   ARTICLE VI.

                USE OF PROJECT, MAINTENANCE, TAXES AND INSURANCE

         SECTION 6.1. Use, Maintenance and Modifications of Project by Company. The Company intends to use, or cause to be used, the Project during the term of this Agreement principally for manufacturing purposes. The Company does not know of any reason why the Project will not be so used. Notwithstanding the foregoing, the Company shall have the right to use the Project during the term of this Agreement for any lawful purpose that will not affect the validity of the Bonds or impair the exclusion of interest on the Bonds from gross income for federal income tax purposes. The failure of the Company to use, or cause to be used, the Project for its intended purposes shall not in any way abate or reduce the obligation of the Company to repay the Loan under the provisions of this Agreement, and shall not be deemed a default under this Agreement in any respect as long as such alternative use does not impair the exclusion of interest on the Bonds from gross income for federal income tax purposes.

         The Company may modify the Project from time to time as the Company, in its discretion, may deem to be desirable, provided, however, that such additions, modifications and improvements do not impair the exclusion of interest on the Bonds from gross income for federal income tax purposes and do not contravene the provisions of the Act. The Trustee, the Issuer or the Bank may request opinions of Bond Counsel, satisfactory to the Issuer, the Trustee and the Bank, as to the satisfaction of the requirements set forth in this paragraph.

         SECTION 6.2. Taxes, Other Governmental Charges and Utility Charges. The Company shall pay, promptly as the same become due and payable, every lawful cost, expense and obligatio for every kind and nature, foreseen or unforeseen, for the payment of which the Company is or shall become liable by reason of its estate or interest in the Project or any portion thereof, by reason of any right or interest of the Company in or under this Agreement, or by reason of or in any manner connected with or arising out of the possession, operation, maintenance, alteration, repair, rebuilding, use or occupancy of the Project or any portion thereof, including, without limitation, all taxes, assessments, whether general or special, and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Project or any machinery, equipment or other property installed or brought by the Company therein or thereon (including, without limiting the generality of the foregoing, any taxes levied upon or with respect to the receipts, income or profits of the Issuer from the Project and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project); provided, that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Company shall be obligated to pay only such installments as the become due.

         The Company may, at its expense and in its own name, in good faith contest any such taxes, assessments and other charges.

         The Company shall furnish to the Issuer promptly, upon request, proof of the payment of any such tax, assessment or other governmental or similar charge, or any other charge which is payable by the Company as set forth above.

         SECTION 6.3. Insurance. The Company shall from the date hereof, continuously insure the Project or cause the Project to be insured against such risks as are customarily insured against by businesses of like size and character.

         All insurance policies required under this Section 6.3 shall be effected with insurance companies qualified under the laws of the State to assume the risks undertaken. The required insurance may be in the form of blanket insurance policies and may be provided by so-called umbrella coverage.


                               (End of Article VI)

                                  ARTICLE VII.

                      DAMAGE, DESTRUCTION AND CONDEMNATION

         In the event (i) the Project is destroyed or sustains damage or (ii) title to or temporary use of all or substantially all of the Project is taken in condemnation or by the exercise of the power of eminent domain by any governmental body or by any Person acting under governmental authority, the Company shall promptly give written notice thereof to the Issuer, the Bank and the Trustee. If the cost of restoration or repair equals or does not exceed $25,000 the Company will restore or repair the Project as hereinafter provided, to the extent that insurance proceeds are made available therefor. If the cost of restoration or repair exceeds $25,000, or if title to or use of all or substantially all of the Project is taken in condemnation or by eminent domain, as soon as practicable, but not later than 60 days after such damage, destruction or taking, the Company shall elect in writing to the Issuer, the Bank and the Trustee whether to restore the Project as hereinafter provided or to prepay the Loan and cause the Series 1992 Bonds to be paid or redeemed to the extent of the available insurance or condemnation proceeds.


                              (End of Article VII)

                                  ARTICLE VIII.

                                SPECIAL COVENANTS

         SECTION 8.1. Unconditional Obligation. The Company hereby acknowledges and agrees that the Company's obligation to make Loan Repayments and the other payments required hereunder and to perform and observe the other agreements herein contained shall be absolute and unconditional and shall not be subject to any abatement, reduction, set-off, defense, counterclaim or recoupment for any reason whatsoever. Except as otherwise expressly provided herein, this Agreement shall not terminate, nor shall the obligations of the Company be affected, by reasons of any defect in or damage to or loss or destruction of all or any part of the Project, the failure of the Issuer to perform or observe any agreement, liability or obligation hereunder or the lawful prohibition of the Company's or any other Person's use of the Project, the interference with such use by any Person, the invalidity or unenforceability or lack of due authorization or other infirmity of this Agreement or any part hereof, lack of right, power or authority of the Issuer to enter into this Agreement, or for any other cause whether similar or dissimilar to the foregoing, any present or future tax or other law to the contrary notwithstanding, it being the intention of the parties hereto that Loss Repayments and other amounts payable by the Company hereunder shall continue to be payable in all events unless the obligation to pay the same shall be terminated pursuant to the express provisions of this Agreement.

         In the event the Company shall fail to make or cause to be made any of the payments required to be made under this Agreement, the unpaid amount shall continue to be an obligation of the Company until such amount shall be fully paid, and the Company agrees to pay the same with interest thereon from the date when due until paid at the greater of the rate borne by the Series 1992 Bonds or the per annum rate of interest equal to the rate of interest announced from time to time by the Trustee as its "reference rate" plus 3%.

         SECTION 8.2. Right of Access to the Project. Subject to the reasonable security, safety and confidentiality requirements of the Company, the Company agrees that the Issuer, the Bank and the Trustee, and their respective duly authorized agents, shall have the right at all reasonable times upon reasonable prior notice to enter upon the Project to examine and inspect the same, and shall have the right at all reasonable times to inspect all books and records of the Company relating to the Project to confirm compliance with this Agreement and make copies thereof.

         SECTION 8.3. Maintenance of Corporation Existence and Qualification. The Company agrees that throughout the term of this Agreement it shall maintain its corporate existence and shall not merge or consolidate with any other corporation and shall not transfer or convey all or substantially all of its property, assets and licenses, except as otherwise provided in the Reimbursement Agreement.

         The Company warrants (i) that it is and throughout the term hereof it will continue to be qualified to do business in the State, and (ii) that if it elects to consolidate with, merge into or transfer all or substantially all of its assets to another corporation in accordance with this Section, and such other corporation is not organized under the laws of the State, the Company, as a condition of such consolidation, merger or transfer of assets, shall cause such other corporation to qualify to do business as a foreign corporation in the State and to remain so qualified continuously during the term hereof.

         SECTION 8.4. Granting Easements. The Company may at any time or times grant easements, licenses, rights-of-way and other rights or privileges in the nature of easements with respect to the Land, or release existing easements, licenses, rights-of-way and other rights or privileges with or without consideration.

         SECTION 8.5. Covenant as to Non-Impairment of Tax-Exempt Status. The Company covenants that, notwithstanding any provision of this Agreement or the rights of the Company hereunder, it will not knowingly take, or permit to be taken on its behalf, any action that would impair the exclusion of interest on the Bonds from gross income for federal income tax purposes and that it will take such reasonable action as may be necessary to continue such exclusion, including, without limitation, the preparation and filing of any statements required to be filed by it in order to maintain such exclusion.

         The Company will not cause or permit any proceeds of the Bonds to be invested in a manner contrary to the provisions of Section 148 of the Code and will assure compliance with such requirements on behalf of the Issuer. At least every year, the Company will furnish to the Trustee a report showing the amounts that will be required to be paid to the United States of America pursuant to the provisions of Section 148(f) of the Code as of the end of such year. The Company shall calculate and timely pay to the United States of America, for the account of the Issuer, all amounts required to be so paid in accordance with said
Section 148(f) and shall maintain, on behalf of the Issuer, all records required to be maintained pursuant to said Section 148(f). At least once every five years, and not later than sixty days after the payment in full of each series of Bonds, the Company will furnish to the Issuer and the Trustee a certificate showing compliance with the applicable provisions of said Section 148(f), which certificate shall be accompanied by an opinion of Counsel or certificate of accountants supporting the matters set forth in such certificate.

         In addition to the foregoing covenants, the Company further covenants that (i) it will requisition, apply and spend the moneys in the Construction Fund in a manner so that at least 95% of the total amount requisitioned from the Construction Fund will be applied to finance costs (incurred after December 6, 1991) for the acquisition, or improvement of land and other property which is of a character subject to an allowance for depreciation under Section 167 of the Code; (ii) it will not permit moneys in the Bond Fund, Bond Purchase Fund or Construction Fund to be invested in such a manner as to cause the Bonds to be "arbitrage bonds" under Section 148(a) of the Code; (iii) it will promptly notify the Trustee if, at any time, the Company proposes to take any action, or any action is to be taken by or on behalf of any Principal User of the Project or any Related Person, the effect of which could be to cause interest on the Bonds to become includable in the gross income of owners thereof for federal income tax purposes by reason of the $10,000,000 capital expenditure limitation imposed by Section 144(a)(4) of the Code being exceeded or the $40,000,000 limitation imposed by Section 144(a)(10) of the Code being exceeded;
(iv) it will not requisition from the Construction Fund more than $126,000 to pay Issuance Costs; and (v) no portion of the net proceeds of the Series 1992 Bonds will be used for the acquisition of any property (or an interest therein) unless the first use of such property is pursuant to such acquisition.

         The Company acknowledges that a failure to abide by the foregoing covenants may result in a Determination of Taxability. In the event of a Determination of Taxability for any reason, the sole and exclusive remedy of the holders of the Bonds and the Trustee on their behalf shall be the early redemption of the Bonds as provided therein under the caption "Mandatory Redemption."

         SECTION 8.6.      Indemnity, Expenses.

         (a) Except as provided in subsection (b), the Ligonier Economic Development Commission (the "Commission") and the Issuer and their respective members, officers, agents and employees (hereinafter the "Indemnified Persons") shall not be liable to the Company for any reason. The Company shall indemnify and hold the Issuer and the Indemnified Persons harmless from any loss, expense (including reasonable counsel fees), or liability of any nature due to any and all suits, actions, legal or administrative proceedings, or claims arising or resulting from, or in any way connected with: (i) the financing, installation, construction, operation, use, or maintenance of the Project, (ii) any act, failure to act, or misrepresentation by any person in connection with the issuance, sale, delivery or remarketing of the Bonds, or (iii) any act, failure to act, or misrepresentation by the Issuer in connection with this Agreement or any other document involving the Issuer in this matter. If any suit, action or proceeding is brought against the Issuer or any Indemnified Person, that suit, action or proceeding shall be defended by Counsel to the Company, which Counsel shall be reasonably acceptable to the Issuer. If the Company shall not have employed counsel or if an Indemnified Person shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of such Indemnified Person), legal and other expenses thereafter reasonably incurred by the Indemnified Person shall be borne by the Company. The Company shall not be liable for any settlement of any proceeding made without its consent (which consent shall not be unreasonably withheld).

         (b) (i) The Company shall not be obligated to indemnify the Issuer or any Indemnified Person under subsection (a), if a court with competent jurisdiction finds the liability in question was caused by the willful misconduct or gross negligence of the Issuer or the involved Indemnified Person(s), unless the Court determines that, despite the adjudication of liability but in view of all circumstances of the case, the Issuer or the Indemnified Person(s) is (are) fairly and reasonably entitled to indemnity for the expenses which the Court considers proper.

         (ii) Notwithstanding anything to the contrary contained herein or in the Indenture, the Bonds, or in any other instrument or document executed by or on behalf of the Issuer in connection with the issuance of the Bonds, no stipulation, covenant, agreement or obligation contained herein or therein shall be deemed or construed to be a stipulation, covenant, agreement or obligation or any present or future member, commissioner, director, trustee, officer, employee or agent of the Issuer or its Economic Development Commission, or of any incorporator, member, commissioner, director, trustee, officer, employee or agent of any successor to the Issuer or its Economic Development Commission, in any such person's individual capacity, and no such person, in his individual capacity, shall be liable personally for any breach or non-observance of or for any failure to perform, fulfill or comply with any such stipulations, covenants, agreements or the principal of, premium, if any, or interest on any of the Bonds or for any claim based thereon or on any such stipulation, covenant, agreement or obligation, against any such person, in his individual capacity, whether directly or through the Issuer or any successor to the Issuer, under any rule of law or equity, statute or constitution or by the enforcement of any assessment or penalty or otherwise, and all such liability of any such person in his individual capacity, is hereby expressly waived and released.

         (iii) The Company shall also indemnify the Issuer for all reasonable costs and expenses, including reasonable Counsel fees, incurred in: (i) successfully enforcing any obligation of the Company under this Agreement or any related agreement, (ii) taking any action requested by the Company, (iii) taking any action required by this Agreement or any related agreement, or (iv) taking any action considered necessary by the Issuer and which is authorized by this Agreement or any related agreement.

         (iv) The Company shall indemnify and save the Trustee harmless against and from all loss, liability or damages and reasonable attorneys' fees incurred by it in the exercise and performance of any of its powers and duties hereunder or under the Indenture except to the extent that such loss, liability or damage, including reasonable attorney fees, is incurred by reason of its negligence or willful misconduct.

         (v) The obligations of the Company under this Section 8.6 with respect to events arising during the term of the Company's obligation under this Agreement shall survive any assignment or termination of this Agreement.


                              (End of Article VIII)

                                   ARTICLE IX.

                         ASSIGNMENT, LEASING, EQUIPMENT

         SECTION 9.1. Transfer, Assignment and Leasing. The Company may lease any portion of the project constituting less than or equal to 10% of the Project to any other tenant without the consent of the Bank and may lease any portion of the Project exceeding 10% of the Project to any other tenant with the consent of the Bank (if a Letter of Credit or Alternate Credit Facility is in effect) provided that the Company delivers to the Bank (if a Letter of Credit or Alternate Credit Facility is in effect), the Issuer and the Trustee in connection with any such leasing an opinion of Bond Counsel that subsequent to the execution of the lease, interest on the Bonds will remain wholly excludeable from gross income of the Bondholders for federal income tax purposes. No leasing shall relieve the Company from primary liability for any of its tax purposes. No leasing shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such leasing the Company shall continue to remain primarily liable for the payment of Loan Repayments and for performance and observance of the other agreements herein on its part to be performed and observed.

         The Company may assign this Agreement and convey, whether by operation of law or otherwise, the Project with the prior written consent of the Bank (if a Letter of Credit or Alternate Credit Facility is in effect), the Bondholders (if no Letter of Credit or Alternate Credit Facility is in effect) and the Issuer. Any assignee shall assume in writing the obligations of the Company hereunder.

         The Company shall furnish to the Issuer, the Bank (if a Letter of Credit or Alternate Credit Facility is in effect) and the Trustee a true and complete copy of each assignment or lease, as the case may be, together with, if the lease involves 10% or more of the Project, an opinion of Bond Counsel that such assignment or leasing will not adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes.

         SECTION 9.2. Substitution and Removal of Machinery and Equipment. Except as provided in this Section machinery and equipment comprising part of the Project shall remain on the Land. The Company shall have the privilege of removing any machinery or equipment comprising a part of the Project provided that in the opinion of Bond Counsel, such removal shall not impair the exclusion of interest on the Bonds from gross income for federal income tax purposes. The Company may, at its option, replace such removed machinery and equipment with like or different machinery or equipment. Any such substituted machinery and equipment shall be identified in writing by the Company to the Issuer, the Trustee and the Bank and shall become a part of the Project and be included under the terms of this Agreement. The Company may, with the consent of the Bank, sell any machinery and equipment comprising a portion of the Project without substitution therefore so long as the removal of such machinery and equipment from the Project will not, in the opinion of Bond Counsel, impair the exclusion of interest on the Bonds from gross income for federal income tax purposes.

         SECTION 9.3. Installation of Company's Own Machinery and Equipment. In addition to the Project, the Company may from time to time, in its sole discretion and at its own expense, install additional movable personal property, machinery, equipment or furniture on or in the Project. The Company agrees to pay as due the purchase price of, and all costs and expenses with respect to, the acquisition and installation of any such property installed pursuant to this Section. No such property shall constitute a part of the Project under this Agreement.


                               (End of Article IX)

                                   ARTICLE X.

                         EVENTS OF DEFAULT AND REMEDIES

         SECTION 10.1. Events of Default. The following shall be events of default under this Agreement and the terms "Event of Default" or "Default" shall mean, whenever they are used in this Agreement, any one or more of the following events:

         (a) Failure by the Company to pay the Loan Repayments in the amounts and at the times provided in this Agreement or the Promissory Note; provided, however, that no Event of Default described in this subparagraph (a) shall be deemed to have occurred solely by reason of such failure to make such payments if and to the extent that payments have nonetheless been made by the Bank to the Trustee pursuant to the Letter of Credit for deposit in the Bond Fund at such times and in such manner so as to prevent an event of default described under
Section 601(a) or (b) of the Indenture;

         (b) Failure by the Company to make payments in the amounts and at the times provided in Section 3.4 of this Agreement; provided, however that no Event of Default described in this paragraph (b) shall be deemed to have occurred solely by reason of such failure to make such payments if and to the extent that payments have nonetheless been made by the Bank to the Trustee pursuant to the Letter of Credit for deposit in the Bond Purchase fund at such times and in such manner so as to prevent an event of default described under Section 601(c) of the Indenture;

         (c) Failure by the Company to observe and perform any other covenant, condition or agreement on its part to be observed or performed herein or in the Promissory Note for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Trustee; provided, however, that if the Company shall be unable to observe or perform any such covenant, condition, undertaking or agreement which, if begun and prosecuted with due diligence, can be completed but not within a period of thirty (30) days, then such period shall be increased to such extent as shall be necessary to enable the Company to observe or perform such covenant, condition, undertaking or agreement through the exercise of due diligence;

         (d) Any representation or warranty made by the Company in any document delivered by the Company to the Trustee or the Bank or the Issuer in connection with the sale and delivery of the Series 1992 Bonds which proves to be untrue when made in any material respect (subject to cure rights contained in such documents);

         (e) Occurrence of an Event of Default under the Indenture (provided that remedying such Event of Default under the Indenture shall, ipso facto, remedy such hereunder); or

         (f) The Company (i) shall generally not pay its debts as they become due, (ii) shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, (iv) shall institute any proceeding or voluntary case
(A) seeking to adjudicate it a bankrupt or insolvent or (B) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection or debtors or (C) seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, (v) shall take any action to authorize any of the actions described above in this subsection (f), or (vi) shall have instituted against it any proceeding (A) seeking to adjudicate it a bankrupt or insolvent or (B) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or (C) seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, if such proceeding is being contested by the Company in good faith, such proceeding shall remain undismissed or unstayed for a period of 120 days.

         SECTION 10.2. Remedies on Default. Whenever an Event of Default referred to in Section 10.1 hereof shall have occurred and be continuing, and if acceleration of the principal amount of the Series 1992 Bonds has been declared pursuant to Section 602 of the Indenture;

         (a) The Trustee shall declare all Loan Repayments to be immediately due and payable, whereupon the same shall become immediately due and payable and the Trustee shall thereupon draw up the Letter of Credit in accordance with its terms and the terms of the Indenture;

         (b) Subject to the reasonable security and safety requirements of the Company, the Trustee may have access to and inspect, examine, and make copies of the books and records of the Company insofar as they relate to the Project or the Event of Default and the remedying thereof; and

         (c) To the extent of any insufficiency after drawing under the Letter of Credit, the Trustee may pursue all remedies now or hereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement, the Promissory Note or to enforce the performance of any other obligation or agreement of the Company under such documents.

         Any amounts collected pursuant to action taken under this Section shall be applied in accordance with Section 607 of the Indenture.

         Notwithstanding any other provision of this Agreement (except Section
13.2 hereof) or the Indenture, the Issuer shall be entitled to cause the Company to perform the Company's obligations under Sections 3.5, 8.6 and 10.4 hereof for the benefit of the Issuer.

         SECTION 10.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or the Indenture, or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

         Notwithstanding any other provision of this Agreement (except Section
13.2 hereof) or the Indenture, the Issuer or the Trustee shall not be entitled to exercise any remedy reserved to it in this Article X without the prior written consent of the Bank, except that the Issuer may after notice to, but without the prior written consent of, the Bank institute an action against the Company to recover any fees or expenses to which the Issuer is entitled under this Agreement.

         SECTION 10.4. Agreement to Pay Attorneys' Fees and Expenses. In the event that the Issuer, the Bank or the Trustee employs attorneys or incurs other expenses for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained in the Promissory Note, the Placement Agreement or in this Agreement, the Company agrees that it will on demand therefor promptly reimburse the reasonable fees of such attorneys and such other expenses so incurred.

         SECTION 10.5. No Additional Waiver Implied by One Waiver. In the event any term, condition or covenant contained in this Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. Because of the assignment of the Issuer's rights and interest in this Agreement to the Trustee under the Indenture, the Issuer shall have no power to waive or release the Company from any Event of Default or the performance or observance of any obligation or condition of the Company under this Agreement without prior written consent of the Trustee and the Bank, but the Issuer shall so waive or release the Company if requested by the Trustee and the Bank, provided the Issuer receives an opinion of its Counsel that such action will not impose any pecuniary obligation or liability or adverse consequence upon the Issuer and the Issuer shall have been provided such indemnification from the Company or the Trustee or the Bank, as the Issuer shall deem necessary.


                               (End of Article X)

                                   ARTICLE XI.

               PAYMENT OF SURPLUS BOND PROCEEDS FROM THE BOND FUND

         SECTION 11.1. Surplus Bond Proceeds. All Surplus Bond Proceeds transferred to the Bond Fund pursuant to the provisions of Section 5.4, Article VIII and Section 9.2 hereof shall be applied by the Trustee at the direction of the Company after the date on which such moneys first become Eligible Funds in the Bond Fund (i) to the purchase of Bonds on the open market for cancellation, or (ii) to the redemption of series 1992 Bonds on the first date on which the Series 1992 Bonds may be called for optional redemption without a premium or penalty as set forth in Section 217(a) of the Indenture. Such excess shall be invested at a yield which will not exceed the yield on the Bonds or, in the opinion of Bond Counsel, will not impair the exclusion of interest on the Series 1992 Bonds from gross income for federal income tax purposes.


                               (End of Article XI)

                                  ARTICLE XII.

                                    THE BONDS

         SECTION 12.1. Issuance of the Series 1992 Bonds. The obligations of the Issuer and the Company hereunder are expressly conditioned upon the execution of the Placement Agreement, satisfaction or waiver of its terms and conditions, and payment for the Series 1992 Bonds pursuant thereto.

         SECTION 12.2. Additional Bonds. At the request of the Company and with the prior written consent of the Bank, the Issuer may, but shall not be required to, authorize the issuance of Additional Bonds in accordance with Section 220 of the Indenture. The terms of any Additional Bonds shall be approved by the Company and the Bank in writing. Additional Bonds may be issued only to finance any one or more of the following: (i) the cost of completing the Project; (ii) the costs of making improvements to the Project; (iii) the refunding of all or any part of the Bonds; and (iv) the costs of issuance relating to the Additional Bonds and other costs reasonably related to the financing as shall be agreed upon by the Company and the Issuer. Any improvements to the Project acquired with the proceeds of the Additional Bonds shall become a part of the Project and shall be included under this Agreement. Refusal for any reason by the Issuer to Issue Additional Bonds shall not release the Company from any provisions of this Agreement. The foregoing shall not prohibit the issuance of debt obligations by or for the benefit of the Company under the Indenture.

         SECTION 12.3. Compliance with Indenture. The Issuer agrees to comply with the covenants, requirements and provisions of the Indenture and perform all of its obligations thereunder.

         SECTION 12.4. Consent to Issuer's Pledge. The Company hereby acknowledges and consents to the assignment and pledge by the Issuer to the Trustee, for the benefit of the Bondholders, and the Bank, of (i) the Promissory Note; (ii) the moneys deposited to the various funds and accounts hereunder and under the Indenture (including investments); and (iii) all of the Issuer's rights and powers under this Agreement, including the right to receive Loan Repayments (but excluding certain rights of the Issuer as specified in Section 301(iv) of the Indenture) and the right and power to enforce, either jointly with the Issuer or separately, the performance of the obligations of the Company under this Agreement. The Company further acknowledges and consents to the right of the Trustee and the Bank, as the case may be, to enforce all rights of the Issuer and Bondholders assigned under the Indenture.

         SECTION 12.5. Rights of Trustee Hereunder. The parties hereto recognize and agree that the terms of this Agreement and the enforcement thereof are essential to the security of the Trustee (for the benefit of the Bondholders) and the Bank and are entered into for the benefit of the Trustee (on behalf of the Bondholders) and the Bank. The Trustee (and any assignee or subrogee to the Trustee) and the Bank shall accordingly have contractual rights and duties in this agreement and be entitled to require the enforcement of the terms hereof.

         Except for the rights of the Company set forth in Section 13.1 hereof, the Company and the Issuer each acknowledge that neither the Company nor the Issuer has any interest in the Bond Fund or the Bond Purchase Fund and any moneys deposited therein and that the Bond Fund and the Bond Purchase Fund and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Bondholders and the Bank as provided in the Indenture.

         SECTION 12.6. Amendments to Indenture and this Agreement. The Issuer shall not amend nor consent to any amendment to the Indenture or this Agreement except as specified in Article VIII of the Indenture, which Article VIII is incorporated herein by this reference as if it were fully set forth herein. The Company hereby agrees to be bound by the provisions of Article VIII of the Indenture.


                              (End of Article XII)

                                  ARTICLE XIII.

                                  MISCELLANEOUS

         SECTION 13.1. Amounts Remaining in Funds. Any amounts remaining in the Construction Fund, the Bond Purchase Fund and the Bond Fund upon expiration or sooner cancellation or termination of this Agreement, after the Loan and the Bonds shall be deemed to have been paid and discharged under the provisions of the Indenture and the fees, charges and expenses of the Trustee and all other amounts required to be paid under the Indenture, the Reimbursement Agreement and this Agreement shall have been paid, shall be paid to the Company as an overpayment of the Loan.

         SECTION 13.2. Rights of the Bank. All rights of the Bank under this Agreement to consent to certain extensions, remedies, waivers, actions and amendments hereunder shall cease, terminate and become null and void (i) for so long as the Bank wrongfully dishonors any draft presented in strict conformity with the Letter of Credit and until it has honored a subsequent draft, if any, thereunder or (ii) if the Letter of Credit is no longer in effect and any and all of the Company's obligations to the Bank pursuant to the Reimbursement Agreement have been paid.

         SECTION 13.3. Notices. All notices, certificates, requests or other communications hereunder shall be sufficiently given and shall be deemed given when mailed by registered or certified mail, postage prepaid, addressed as follows:

                  If to the Issuer:         City of Ligonier, Indiana
                                            City Hall
                                            103 West 3rd Street
                                            Ligonier, Indiana 46767-1999
                                            Attention:  City Attorney
                                            Telephone:  (219) 894-4113
                                            FAX:  (219) 894-3999

                  If to the Company:        Sharon Manufacturing Company
                                            c/o Walbro Automotion Corporation
                                            1227 Centre Road
                                            P.O. Box 215257
                                            Auburn Hills, Michigan 48326
                                            Attention:  Guy Barnicoat
                                            Telephone:  (313) 856-4151
                                            FAX:  (313) 856-2773




         If to the Trustee:                                   Fort Wayne National Bank
           (Correspondence sent                               P.O. Box 110
            via regular mail)                                 Fort Wayne, Indiana 46801
                                                              Attention:  Corporate Trust Department
                                                              Telephone:  (219) 426-0555
                                                              FAX:  (219) 461-6198

         If to the Trustee:                                   Fort Wayne National Bank
           (Correspondence sent                               6230 Bluffton Road
            via Certified, Registered,                        Fort Wayne, Indiana 46809
            Overnight or Couriered Delivery)                  Attention:  Corporate Trust Department
                                                              Telephone:  (219) 426-0555
                                                              FAX:  (219) 461-6198

         If to the Bank:                                      NBD Bank, N.A.
                                                              611 Woodward Avenue
                                                              Detroit, Michigan 48226
                                                              Attention:  Manager,
                                                                Commercial Loan Department
                                                              Telephone:  (313) 225-1257
                                                              FAX:  (313) 225-3074

         If to the Placement Agent:                           First Commerce Capital, a division of
                                                                Porter, White & Yardley, Inc.
                                                              272 Commerce Street
                                                              Montgomery, Alabama 36104
                                                              Attention:  Joseph A. Whitehead
                                                              Telephone:  (205) 269-0044
                                                              FAX:  (205) 262-0179


         The Company, the Issuer, the Bank, the Trustee and the Placement Agent may designate, by notice given hereunder, any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent, but no notice directed to any one such entity shall thereby be required to be sent to more than two addresses.

         SECTION 13.4. Bondholders' Action. Whenever any consent, approvals, waivers or other actions are required of the Bondholders hereunder, under the Indenture, the Promissory Note or any other instrument or document delivered with respect to the Bonds, such consent shall only be given in compliance with
Section 806 of the Indenture.

         SECTION 13.5. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, subject to the limitation that any obligation of the Issuer created by or arising out of this Agreement shall not be a general debt of the Issuer but shall be payable solely out of the Trust Estate, anything herein contained to the contrary by implication or otherwise notwithstanding.

         SECTION 13.6. Severability. If any clause, provision or section of this Agreement be held illegal or invalid by any court, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this agreement be held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the Issuer or the Company, as the case may be, to the full extent permitted by law.

         SECTION 13.7. Captions. The captions or headings in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provision or sections of this Agreement.

         SECTION 13.8. Interpretation. This Agreement shall be governed by and interpreted in accordance with the laws of the State.

         SECTION 13.9. Execution in Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.


                              (End of Article XIII)

         IN WITNESS WHEREOF, the Issuer has caused this Loan Agreement to be executed in its name by its Mayor, and attested thereto by its Clerk-Treasurer, and said Clerk-Treasurer has caused its corporate seal to be hereunto affixed, and the Company has caused this Loan agreement to be executed in its name by its authorized representative, all as of the date first above written.

                                                    CITY OF LIGONIER, INDIANA


(SEAL)                                              By:
                                                       ----------------------
                                                       Mayor


Attest:-----------------------
          Clerk-Treasurer


                                                    SHARON MANUFACTURING COMPANY



                                                    By:
                                                       -------------------------
                                                       Gary Vollmer, Treasurer

                                    EXHIBIT A

                             COMPLETION CERTIFICATE


TO:      CITY OF LIGONIER, INDIANA
         NBD BANK, N.A.
         FORT WAYNE NATIONAL BANK

FROM:    SHARON MANUFACTURING COMPANY

SUBJECT: LOAN AGREEMENT DATED AS OF THE 1ST DAY OF JUNE, 1992


         The undersigned does hereby certify:

         1. The acquisition, construction and installation of the Project have been substantially completed in such manner as to conform with all applicable zoning and planning regulations of the governmental authorities having jurisdiction of the Project, as of __________, 19__ (the "Completion Date").

         2. The Costs of the Project have been paid in full except for those not yet due and payable, which are described below and for which moneys for payment thereof are being held in the Construction Fund:

Cost of the Project not yet due and payable:

         Description                                                   Amount

                                                                     $__________

                                                           Total     $__________

         3. The Moneys in the Construction Fund in excess of the totals set forth in 2 above represent Surplus Bond Proceeds and the Trustee is hereby authorized and directed to transfer all such Surplus Bond Proceeds to the Bond Fund pursuant to Section 5.4 of the Loan Agreement.

         4. No event of default has occurred under the Promissory Note, the Loan Agreement or the Reimbursement Agreement nor has any event occurred which with the giving of notice or lapse of time or both shall become such an event of default. Nothing has occurred to the knowledge of the Company that would prevent the performance of its obligations under the Promissory Note, the Loan Agreement or the Reimbursement Agreement.

         This certificate is given without prejudice to any rights against third parties which exist at the date hereof or which may subsequently come into being.

         Executed his _____ day of __________, 19__.


                          SHARON MANUFACTURING COMPANY



                          By:      ____________________________________


                          Its:     ____________________________________

                                    EXHIBIT B

                              COSTS OF THE PROJECT


         The following are the estimated costs of the Project paid for out of proceeds of the Bonds:


                  Construction Costs                          $4,500,000

                  Machinery and Equipment                      1,800,000

                  Issuance Costs                                     -0-

                  TOTAL                                       $6,300,000

                                    EXHIBIT C

                            CITY OF LIGONIER, INDIANA

                                 PROMISSORY NOTE


$6,300,000                                              Dated as of June 1, 1992


         FOR VALUE RECEIVED, Sharon Manufacturing Company, a Michigan corporation (the "Company"), promises to pay to the order of the City of Ligonier, Indiana (the "Issuer"), the principal sum of Six Million Three Hundred Thousand Dollars ($6,300,000) together with (a) interest thereon in an amount sufficient to enable the Issuer to make payment of all interest becoming due and payable on the Issuer's Economic Development Revenue Bonds (Sharon Manufacturing Company Project), Series 1992, dated as of June 12, 1992 (the "Bonds") in the principal amount of Six Million Three Hundred Thousand Dollars ($6,300,000), issued pursuant to a Trust Indenture dated as of June 1, 1992 (the "Indenture") between the Issuer and Fort Wayne National Bank, a national banking association, as Trustee (the "Trustee"), which Indenture and Bonds are incorporated herein by reference and made a part hereof, and (b) such redemption premiums and other amounts as are required to be paid by the Company to the Issuer as Loan Repayments as provided in the Loan Agreement, dated as of June 1, 1992 between the Company and the Issuer (the "Loan Agreement"), which is incorporated herein by reference and made a part hereof.

         The foregoing amounts shall be paid by means of Loan Repayments which shall be due and payable (less any credits to which the Company may be entitled under the Loan Agreement), in immediately available funds, as follows:

         A. On or before each date on which a payment of interest is due on the Bonds, the Company shall pay interest in an amount equal to the aggregate unpaid interest due or to become due on the Bonds on such payment date, less any Eligible Funds (as defined in the Indenture) then held by the Trustee in the Bond Fund (as defined in the Indenture) which are then being held for application to the payment of interest on the Bonds in accordance with the Indenture;

         B. On or before each date on which a payment of principal and premium, if any, is due on the Bonds, whether by maturity, redemption, acceleration or otherwise, the Company shall pay principal and premium, if any, in an amount equal to principal and premium, if any, then due or to become due on the Bonds on such payment date, less any Eligible Funds then held by the Trustee in the Bond Fund, other than those Eligible Funds applied to payment of interest on the Bonds as set forth above, which are then being held for the payment of principal and premium, if any, on the Bonds under the Indenture.

         The Company shall have the option to make advance payments of Loan Repayments, from time to time, which advance payments shall be deposited with the Trustee in the Bond Fund and shall be applied as provided in the Loan Agreement and the Indenture.

         All payments shall be made in coin or currency of the United States of America in immediately available funds at the principal office of the Trustee, or at the office of any successor trustee.

         If the Company fails to pay any installment of principal, premium, if any, and interest when due under this Promissory Note and the Trustee fails to receive sufficient moneys pursuant to one or more draws under the Letter of Credit (as defined in the Indenture) to pay any such installment, or upon the occurrence of any one or more of the events of default specified in the Loan Agreement, the Trustee then, or at any time thereafter, may under certain conditions specified in Section 602 of the Indenture give notice to the Company declaring all unpaid amounts then outstanding hereunder or under the Loan Agreement (including all fees), to be due and payable, and thereupon, without further notice or demand, all such amounts shall become and be immediately due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any time in the event of any continuing or subsequent default.

         All payments hereon shall be applied first to accrued interest, then to premium, if any, and then to principal.

         The undersigned waives demand, protest, presentment for payment and notice of nonpayment and agrees to pay all costs of collection when incurred, including reasonable attorneys' fees, and to perform and comply with each of the covenants, conditions, provisions and agreements of the undersigned contained in every instrument evidencing or securing the indebtedness evidenced hereby. No extension of the time for the payment of this Promissory Note made by agreement with any person now or hereafter liable for the payment of this Promissory Note shall operate to release, discharge, modify, change or affect the original liability under this Promissory Note, either in whole or in part, of the undersigned if not a party to such agreement.

         This Promissory Note is issued under and is subject to the terms and conditions of the Loan Agreement.

         This Promissory Note and all instruments securing the same are to be construed according to the laws of the State of Indiana.


                          SHARON MANUFACTURING COMPANY



                          By:   ____________________________
                                Gary Vollmer, Treasurer


Attest:


_____________________

                                   ENDORSEMENT


         Pay to the order of Fort Wayne National Bank, as Trustee under the Trust Indenture dated as of June 1, 1992, without warranty or recourse.


                                            CITY OF LIGONIER, INDIANA



                                            By:  _____________________
                                                 Mayor


(SEAL)

Attest:


________________________________
Clerk-Treasurer

                                    EXHIBIT D

                               PROJECT DESCRIPTION


         The construction of an approximate 158,000 square foot manufacturing facility to be located adjacent to County Road 860 W in Noble County, Indiana, on an approximate 20-acre parcel more particularly described below for the production of automobile fuel rails, and the acquisition of furnishings, machinery and equipment to be installed and located therein, including but not limited to brazing furnaces, stamping presses, tool room equipment, parts washer, office furnishings.

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                                    EXHIBIT E

                             REQUISITION CERTIFICATE


TO:      FORT WAYNE NATIONAL BANK
         AS TRUSTEE

FROM:    SHARON MANUFACTURING COMPANY
         (THE "COMPANY")

SUBJECT: LOAN AGREEMENT DATED AS OF THE FIRST DAY OF JUNE, 1992


         This represents Requisition Certificate No. _____ in the total amount of $__________ for payment of those Costs of the Project detailed in the schedule attached.

         The undersigned does certify that:

         1. All of the expenditures for which moneys are requested hereby represent proper Costs of the Project, have not been included in a previous Requisition Certificate and have been properly recorded on the Company's books.

         2. The moneys requested hereby are not greater than those necessary to meet obligations due and payable or to reimburse the Company for funds actually advanced for Costs of the Project. The moneys requested do not include retention or other moneys not yet due or earned under construction contracts.

         3. After payment of moneys hereby requested, there will remain available to the Company (from, among other sources, the Construction Fund) sufficient funds to complete the Project.

         4. At least 95% of the sum of the payment herein requested from the Construction Fund and all other payments from the proceeds of the Series 1992 Bonds heretofore and hereafter to be made from the Construction Fund have been and will be used to finance the acquisition and installation of machinery and equipment for the Project, all of which property other than land is of a character subject to the allowance for depreciation under Section 167 of the Code, all of which costs for such property or land were first incurred subsequent to December 16, 1991, and no more than 5% of the sum of the payment herein requested from the Construction Fund and all other payments from the proceeds of the Series 1992 Bonds heretofore and hereafter to be made from the Construction Fund has been or will be used, directly or indirectly, as working capital or to finance inventory or Issuance Costs.







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


         5. The Company is not in default under the Promissory Note, the Loan Agreement or the Reimbursement Agreement and nothing has occurred to the knowledge of the Company that would prevent the performance of its obligations under the Loan Agreement, the Promissory Note or the Reimbursement Agreement.

         6. Delivered herewith are all of the documents in form and content required by Section 5.1 of the Loan Agreement and the following other documents requested by either of you:

         Executed this _____ day of __________, 19__.


                          SHARON MANUFACTURING COMPANY



                          By:  ____________________________________


                          Its: ____________________________________





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


                  SCHEDULE TO REQUISITION CERTIFICATE NO. _____


PAYEE AND LOCATION                                                    AMOUNT


                                                                     $__________













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


                                    EXHIBIT F

                                      LAND


         The Project site consists of a tract of land located in the Northwest Quarter of Section 22, Township 35 North, Range 8 East, in Noble County, the State of Indiana, as more fully described as follows:

         Commencing at the Northeast Corner of said Northwest Quarter marked by a Harrison Marker found this survey; thence N. 89E 17' 20" W. (1), along the North line of said Northwest Quarter, for 706.70 feet to the intersection of the center line of Main Street extended with the North line of said Northwest Quarter; thence S. 00E 14' 29" W., along the center line of Main Street Extended, for 1180.36 feet to the point of beginning marked by a RR Spike set this survey; thence continuing S. 00E 14' 29" W., along the center line of Main Street Extended, for 935.00 feet to a RR Spike set this survey at a point that is N. 00E 14' 29" E., a distance of 62.00 feet from the Northeast Corner of a tract of land deeded to Jimmy L. Hill per Noble County Deed Record Book 185, Page 533; thence N. 85E 10' 31" W., parallel to the North line of said tract of land deeded to Jimmy L. Hill, for 970.92 feet to a Rebar set this survey; thence
N. 00E 14' 29" E., parallel to the center line of Main Street Extended, for
865.35 feet to a Rebar set this survey; thence S. 89E 17' 20" E., parallel to the North line of said Northwest Quarter, for 967.85 feet to the point of beginning, said tract containing 20.00 Acres, more or less, and being subject to all public road right-of-ways and all easements of record.

         (1) Basis of Bearing for this survey is the same as that shown on Plat of Survey #35-08-15-01 as prepared by Sexton and Associates. The West line of the Southwest Quarter of Section 15, Township 35 North, Range 8 East was assumed to be North-South.

         A survey of said tract being represented by Plat of Survey #35-08-22-08 as prepared by Sexton and Associates, 419 North State Street, Kendallville, Indiana 46755. Any apparent encroachments affecting said tract of land are as shown on the Plat of Survey. The above described tract of land does not lie within Zone A Flood Hazard Boundary as shown on the Flood Insurance Rate Map Community-Panel Number 180183-0025B as prepared by the Federal Emergency Management Agency.







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


                                    EXHIBIT G

                        NO ACT OF BANKRUPTCY CERTIFICATE


TO: City of Ligonier, Indiana (the "Issuer"), Fort Wayne National Bank (the "Trustee") and NBD Bank, N.A.

FROM:    Sharon Manufacturing Company (the "Company")

SUBJECT: $6,300,000 City of Ligonier, Indiana Economic Development
         Revenue Bonds (Sharon Manufacturing Company Project), Series 1992


         The undersigned does hereby certify:

         1. That on __________, 19__ (the "Payment Date") the Company made its due and timely Loan Repayment as required by the Loan Agreement and/or moneys were transferred to the Bond Fund for which this certificate is required prior to such moneys becoming Eligible Funds as provided in the Loan Agreement in the amount of $__________.

         2. That between the Payment Date and the date hereof not less than __________ (_____) consecutive full calendar days have elapsed prior to and during which period no voluntary or involuntary petition in bankruptcy (or other commencement of a bankruptcy or similar proceeding) has been filed by or against the Company as debtor under any applicable bankruptcy, insolvency, reorganization or similar law, now or hereafter in effect.

         The Company acknowledges that the Trustee may conclusively rely on this Certificate.

         Under penalties of perjury, this Certificate has been executed this _____ day of __________, 19__, by the duly authorized officers of the Company.



                                            ____________________________________
                                            Company










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